As filed with the Securities and Exchange Commission on September 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Uni-Fuels Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9 Temasek Boulevard, Suntec Tower 2 #19-03

Singapore 038989

Tel: +65 6027 1250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Uni-Fuels Holdings Limited 2024 Share Incentive Plan

(Full title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Koh Kuan Hua Chief Executive Officer 9 Temasek Boulevard, Suntec Tower 2 #19-03 Singapore 038989 Tel: +65 6027 1250	Benjamin Tan, Esq. Martryn Mak, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 26th Floor New York, NY 10036 Tel: +1 (212)-930-9700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is filed by Uni-Fuels Holdings Limited, a Cayman Islands exempted company (Nasdaq: UFG) (the “Registrant”) to register securities issuable pursuant to the Uni-Fuels Holdings Limited 2024 Share Incentive Plan (the “Plan”), as amended and restated from time to time. The securities registered hereby consist of 4,869,750 class A ordinary shares of a par value of US$0.0001 each (the “Class A Ordinary Shares”) of the Registrant reserved for issuance under the Plan. The Plan permits the board of directors to reserve up to fifteen percent (15.0%) of the total number of Class A Ordinary Shares outstanding on a fully diluted, as-converted basis as of December 31st of the preceding calendar year. The fully diluted number comprises (i) the Class A Ordinary Shares then issued and outstanding; (ii) the Class A Ordinary Shares that would be issuable upon conversion of all then-outstanding Class B Ordinary Shares (which are convertible on a one-for-one basis); and (iii) the Class A Ordinary Shares issuable upon exercise or settlement of outstanding awards under the Plan. As of December 31, 2025, the fully-diluted number was 32,465,000, comprising 9,815,000 Class A Ordinary Shares issued and outstanding, and 22,650,000 Class A Ordinary Shares that would be issuable upon conversion of all outstanding Class B Ordinary Shares, before giving effect to outstanding awards. The Plan has a ten-year term beginning on November 21, 2024 and expiring on November 21, 2034. The Company may register additional Class A Ordinary Shares under the Plan in the future if the fully-diluted number increases.

As of September 2, 2026, the Company has a total of 9,815,000 Class A Ordinary Shares issued and outstanding, and 22,650,000 Class B Ordinary Shares issued and outstanding, and all of such Class B Ordinary Shares are indirectly held and controlled by Mr. Koh Kuan Hua, our chairman, director and chief executive officer.

The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to transfer, voting and conversion rights. Class B Ordinary Shares which shall not be transferrable. Each Class B Ordinary Share has one hundred (100) votes per share and is convertible into one Class A Ordinary Share, whereas each Class A Ordinary Share has one vote per share. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into one fully paid and non-assessable Class A Ordinary Share. The Class A Ordinary Shares are listed for trading on Nasdaq, while the Class B Ordinary Shares are not listed on any stock exchange.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Uni-Fuels Holdings Limited 2024 Share Incentive Plan. Any Class A Ordinary Shares covered by an award granted under the Uni-Fuels Holdings Limited 2024 Share Incentive Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A Ordinary Shares that may be issued under the Uni-Fuels Holdings Limited 2024 Share Incentive Plan.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 will be sent or given to the participants in the Uni-Fuels Holdings Limited 2024 Share Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.   The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on April 22, 2026;

b. our Reports on Form 6-K, filed with the Commission on April 22, 2026, May 26, 2026, May 26, 2026, June 8, 2026, July 2, 2026, July 20, 2026, July 31, 2026 and August 21, 2026;

c.   The description of the Registrant’s Class A Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-42469) filed with the Commission on January 10, 2025 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (File No. 333- 282849), as originally filed with the Commission on October 28, 2024, and as contained in our Report on Form 6-K filed with the Commission on May 26, 2026 and dated May 22, 2026, and as subsequently amended, including any amendments or reports filed for the purpose of updating such description; and

d. all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in a. above.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association of the Company provide that (i) to the extent permitted by law, the Company shall indemnify each existing or former director (including alternate director), secretary and other officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, and that (ii) to the extent permitted by law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in (i) on condition that the director (including alternate director), secretary or officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1*	Amended and Restated Memorandum and Articles of the Registrant

5.1*	Opinion of Ogier

10.1	Uni-Fuels Holdings Limited 2024 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 (Amendment No. 1) filed with the Securities and Exchange Commission on November 29, 2024)

23.1*	Consent of Ogier (included in Exhibit 5.1)

23.2*	Consent of Marcum Asia CPAs LLP

23.3*	Consent of Assentsure PAC

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, Singapore on September 4, 2026.

Uni-Fuels Holdings Limited

By:	/s/ Koh Kuan Hua
Name:	Koh Kuan Hua
Title:	Chairman, Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Koh Kuan Hua and Lee Ling Li, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated in Singapore and on September 4, 2026.

Signature	Capacity

/s/ Koh Kuan Hua	Chairman, Director and Chief Executive Officer
Koh Kuan Hua	(Principal Executive Officer)

/s/ Lee Ling Li	Chief Financial Officer
Lee Ling Li	(Principal Financial and Accounting Officer)

/s/ Zheng Wenling Stefanie Tay	Chief Operating Officer and Director
Zheng Wenling Stefanie Tay

/s/ Chan Yong Xian	Independent Director
Chan Yong Xian

/s/ Gn Jong Yuh Gwendolyn	Independent Director
Gn Jong Yuh Gwendolyn

/s/ Shirley Tan Sey Liy	Independent Director
Shirley Tan Sey Liy

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Uni-Fuels Holdings Limited has signed this registration statement or amendment thereto in Newark, Delaware on September 4, 2026.

Puglisi & Associates Authorized Representative in the United States

By:	/s/ Donald J. Puglisi
On behalf of Puglisi & Associates
Name:	Donald J. Puglisi
Title:	Managing Director